Exhibit 99.(j)(ii)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIG Series Trust of our report dated February 27, 2008, relating to the consolidated financial statements, financial statement schedules, and the effectiveness of internal control which appears in Prudential Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, which is also incorporated by reference into the Registration Statement.

We also consent to the use in this Registration Statement of our report dated September 7, 2007, relating to the financial statements of Prudential Global Funding LLC, which appears in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NewYork

March 19, 2008